EXHIBIT 99.1

5711 S 86TH Circle
PO Box 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
June 29, 2007
CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
STORMY DEAN — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4500 · Fax: (402) 537-6104
E-Mail: stormy.dean@infousa.com
infoUSA® Announces Personnel Changes
(OMAHA, NE)—infoUSA® (NASDAQ: IUSA), the leading provider of proprietary business and consumer databases, sales leads, direct marketing, and email marketing, today announced the resignation of Monica Messer. Her resignation is effective September 26, 2007.
In accepting her resignation, Vin Gupta, CEO and Chairman of infoUSA, said, “Monica was one of the key players in the growth of our company from $2 million to $650 million. We are thankful to Monica for her 25 years of commitment to infoUSA. Although, we regret her departure, we wish her the best in her future endeavors.”
Vin Gupta also announces the following seven appointments:
1.	Amit Khanna will be in charge of the Database and Technology Group, based in Omaha, NE. The Database group is responsible for the entire proprietary database; the Corporate Technology group is responsible for the company’s technology. Amit has been with the company for 10 years.

2.	Dan Speicher has been promoted to Chief Technology Officer for infoUSA. He has been with the company for 19 years.

3.	Tim Buechler has been appointed General Manager of the Database Group. In this capacity, he will be in charge of the proprietary database compilation and updates, as well as the delivery of data. Tim has been with the company 24 years.

4.	Rakesh Gupta will be in charge of the new Enterprise Sales Group, which includes National Accounts, OneSource® International, and the License Division. Rakesh has been with the company for 8 years.

5.	DJ Thayer will be in charge of the Small and Medium Business Group, which includes subscription and non-subscription products and the Sales Genie Division. DJ has been with the company for 13 years.

6.	Alan Heckart the Corporate Controller and Chief Accounting Officer will take on the additional responsibilities as CFO for the Services Group. Alan has been with the company for 2 years.

7.	Ron Hanzlicek has been appointed the CFO of the Market Research Group. He will be assuming the accounting and finance responsibilities for the new Guideline acquisition, addition to Opinion Research® and Macro International®. Ron has been with the company for 9 years.
About infoUSA
infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer databases for sales leads & mailing lists, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own 12 proprietary databases under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 4 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500. To know more about Sales Leads, click www.infousa.com. To get a 72-hour free trial and 100 free sales leads, click www.salesgenie.com.
Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.